FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                    CONTENTS

                                                                           Page
                                                                           ----
A. 1997 YEAR END FINANCIAL STATEMENTS
  Report of Independent Accountants..................................      F-2
  Consolidated Balance Sheets as of December 31, 1997 and 1996.......      F-3
  Consolidated Statements of Income for the Years Ended
    December 31, 1997, 1996 and 1995.................................      F-4
  Consolidated Statements of Changes in Shareholder's Equity for
    the Years Ended December 31, 1997, 1996 and 1995.................      F-5
  Consolidated Statements of Cash Flows for the Years Ended
    December 31, 1997, 1996 and 1995.................................      F-6
  Notes to Consolidated Financial Statements for the Years Ended
    December 31, 1997, 1996 and 1995................................. F-7-F-26

      The New York State Insurance Department recognizes only statutory accounting practices for determining and reporting the financial condition and results of operations of an insurance company, for determining its solvency under the New York Insurance Law, and for determining whether its financial condition warrants the payment of a dividend to its stockholders. No consideration is given by the New York State Insurance Department to financial statements prepared in accordance with generally accepted accounting principles in making such determinations.

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholder and Board of Directors of Financial Security Assurance Inc.:

      We have audited the accompanying consolidated balance sheets of Financial Security Assurance Inc. and Subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of income, changes in shareholder's equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Financial Security Assurance Inc. and Subsidiaries as of December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

New York, New York
January 26, 1998

               FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                  (Dollars in thousands, except per share data)

                                                                        December 31,
                                                                  -----------------------
                                                                     1997         1996
                                                                  ----------   ----------
                            ASSETS
Bonds at market value (amortized cost of $1,192,771 and
  $1,054,678) .................................................   $1,235,441   $1,068,677
Equity investments at market value (cost of $20,405 and $1,000)       20,762        1,000
Short-term investments ........................................      103,926       55,699
                                                                  ----------   ----------
  Total investments ...........................................    1,360,129    1,125,376

Cash ..........................................................       11,235        7,517
Deferred acquisition costs ....................................      171,098      146,233
Prepaid reinsurance premiums ..................................      173,123      151,224
Reinsurance recoverable on unpaid losses ......................       30,618       29,875
Receivable for securities sold ................................       20,535
Other assets ..................................................       72,901       69,705
                                                                  ----------   ----------
    TOTAL ASSETS ..............................................   $1,839,639   $1,529,930
                                                                  ==========   ==========

             LIABILITIES AND SHAREHOLDER'S EQUITY
Deferred premium revenue ......................................   $  595,196   $  511,196
Losses and loss adjustment expenses ...........................       75,417       72,079
Deferred federal income taxes .................................       59,867       41,682
Ceded reinsurance balances payable ............................       11,199       12,599
Payable for securities purchased ..............................       72,979       14,142
Long-term debt ................................................       50,000
Accrued expenses and other liabilities ........................       77,121       62,900
                                                                  ----------   ----------
    TOTAL LIABILITIES .........................................      941,779      714,598
                                                                  ----------   ----------
COMMITMENTS AND CONTINGENCIES
Common stock (528 and 660 shares authorized, issued and
  outstanding;
par value of $28,391 and $22,727 per share) ...................       15,000       15,000
Additional paid-in capital ....................................      617,870      654,470
Unrealized gain on investments (net of deferred income tax
  provision of $15,059 and $4,899) ............................       27,968        9,099
Accumulated earnings ..........................................      237,022      136,763
                                                                  ----------   ----------
    TOTAL SHAREHOLDER'S EQUITY ................................      897,860      815,332
                                                                  ----------   ----------
    TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY ................   $1,839,639   $1,529,930
                                                                  ==========   ==========

           The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

               FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME

                  (Dollars in thousands, except per share data)

                                                                     Year Ended December 31,
                                                               -----------------------------------
                                                                  1997         1996         1995
                                                               ---------    ---------    ---------
REVENUES:
Net premiums written (net of premiums ceded of $63,513,
  $55,965 and $33,166, of which $38,105, $35,299 and
  $20,582 were ceded to affiliates) ........................   $ 172,878    $ 121,000    $  77,576
Increase in deferred premium revenue .......................     (63,367)     (30,552)      (8,229)
                                                               ---------    ---------    ---------
Premiums earned (net of premiums ceded of $41,198,
  $38,723 and $38,013) .....................................     109,511       90,448       69,347
Net investment income ......................................      69,643       62,728       47,083
Net realized gains .........................................       6,023        1,851        5,032
Other income ...............................................      10,774          502        4,722
                                                               ---------    ---------    ---------
      TOTAL REVENUES .......................................     195,951      155,529      126,184
                                                               ---------    ---------    ---------
EXPENSES:
Losses and loss adjustment expenses:
    Related to merger ......................................                                15,400
    Other (net of reinsurance recoveries of $3,605,
      ($2,249) and $9,101, of which $3,199, ($3,084)
      and $7,111 were ceded to affiliates) .................       9,156        6,874        6,258
Policy acquisition costs ...................................      27,962       23,829       16,888
Other operating expenses ...................................      20,717       14,852       12,352
                                                               ---------    ---------    ---------
      TOTAL EXPENSES .......................................      57,835       45,555       50,898
                                                               ---------    ---------    ---------
INCOME BEFORE INCOME TAXES .................................     138,116      109,974       75,286
                                                               ---------    ---------    ---------
Provision (benefit) for income taxes:
Current ....................................................      29,832       28,208       23,353
Deferred ...................................................       8,025          911       (3,055)
                                                               ---------    ---------    ---------
Total provision ............................................      37,857       29,119       20,298
                                                               ---------    ---------    ---------
      NET INCOME ...........................................   $ 100,259    $  80,855    $  54,988
                                                               ---------    ---------    ---------

           The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

               FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY

                             (Dollars in thousands)

                                                     Additional   Unrealized
                                         Common       Paid-In      Gains on    Retained
                                          Stock       Capital    Investments   Earnings      Total
                                          -----       -------    -----------   --------      -----
BALANCE, December 31, 1994 ..........   $  15,000    $ 497,506    $ (21,364)   $  37,834   $ 528,976
Net income ..........................                                             54,988      54,988
Dividends paid on common stock ......                                            (19,000)    (19,000)
Net change in unrealized gain on
  investments (net of deferred income
  taxes of $22,108) .................                                41,058                   41,058
Capital contribution of CGIC ........                  233,964                               233,964
Stock repurchase ....................                  (50,000)                              (50,000)
                                        ---------    ---------    ---------    ---------   ---------
BALANCE, December 31, 1995 ..........      15,000      681,470       19,694       73,822     789,986
Net income ..........................                                             80,855      80,855
Dividends paid on common stock ......                                            (18,000)    (18,000)
Net change in unrealized loss on
  investments (net of deferred income
  tax benefit of $5,705) ............                               (10,595)                 (10,595)
Stock repurchase ....................                  (27,000)                              (27,000)
Adjustment to prior-year disposal of
  subsidiary ........................                                                 86          86
                                        ---------    ---------    ---------    ---------   ---------
BALANCE, December 31, 1996 ..........      15,000      654,470        9,099      136,763     815,332
Net income ..........................                                            100,259     100,259
Net change in unrealized gain on
  investments (net of deferred income
  taxes of $10,160) .................                                18,869                   18,869
Stock repurchase ....................                  (39,500)                              (39,500)
Deferred equity payout by Parent ....                    2,900                                 2,900
                                        ---------    ---------    ---------    ---------   ---------
BALANCE, December 31, 1997 ..........   $  15,000    $ 617,870    $  27,968    $ 237,022   $ 897,860
                                        =========    =========    =========    =========   =========

           The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

               FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (Dollars in thousands)


                                                                Year Ended December 31,
                                                       -----------------------------------------
                                                           1997           1996           1995
                                                       -----------    -----------    -----------
Cash flows from operating activities:
Premiums received, net .............................   $   171,145    $   124,540    $    85,481
Policy acquisition and other operating
  expenses paid, net ...............................       (50,046)       (49,261)       (41,730)
Recoverable advances received (paid) ...............        (7,629)        10,213         (9,419)
Losses and loss adjustment expenses paid ...........        (6,463)       (15,473)        (4,954)
Net investment income received .....................        63,207         59,923         40,160
Federal income taxes paid ..........................       (27,080)       (33,297)       (17,295)
Interest paid ......................................                          (22)           (38)
Other ..............................................         2,142          1,330          2,552
                                                       -----------    -----------    -----------
    Net cash provided by operating activities ......       145,276         97,953         54,757
                                                       -----------    -----------    -----------
Cash flows from investing activities:
Proceeds from sales of bonds .......................     1,075,413      1,095,929        603,545
Proceeds from maturities of bonds ..................        32,468          2,965            606
Purchases of bonds .................................    (1,220,779)    (1,139,129)      (685,984)
Gain on sale of subidiaries ........................         9,486
Purchases of property and equipment ................        (2,985)        (2,081)          (958)
Cash of contributed subsidiary .....................                                         199
Net decrease (increase) in short-term investments ..       (45,661)        (3,675)        94,727
                                                       -----------    -----------    -----------
    Net cash provided by (used for) investing
      activities ...................................      (152,058)       (45,991)        12,135
                                                       -----------    -----------    -----------
Cash flows from financing activities:
Stock repurchase ...................................       (39,500)       (27,000)       (50,000)
Surplus notes issued ...............................        50,000
Dividends paid .....................................                      (18,000)       (19,000)
                                                       -----------    -----------    -----------
Net cash provided by (used for) financing activities        10,500        (45,000)       (69,000)
                                                       -----------    -----------    -----------
Net increase (decrease) in cash ....................         3,718          6,962         (2,108)
Cash at beginning of year ..........................         7,517            555          2,663
                                                       -----------    -----------    -----------
Cash at end of year ................................   $    11,235    $     7,517    $       555
                                                       ===========    ===========    ===========

Reconciliation of net income to net cash flows
  from operating activities:
Net income .........................................   $   100,259    $    80,855    $    54,988
Decrease (increase) in accrued investment income ...        (1,811)          (842)            14
Increase in deferred premium revenue and related
  foreign exchange adjustment ......................        62,101         29,622          8,141
Increase in deferred acquisition costs .............       (24,865)       (13,282)       (10,305)
Increase (decrease) in current federal income taxes
  payable ..........................................          (519)        (5,090)         6,057
Increase (decrease) in unpaid losses and loss
  adjustment expenses ..............................         2,596         (8,023)        14,587
Increase in amounts withheld for others ............           133             52             30
Provision (benefit) for deferred income taxes ......        11,296            911         (3,055)
Net realized gains on investments ..................        (6,023)        (1,851)        (5,032)
Depreciation and accretion of bond discount ........        (1,736)        (1,616)        (5,564)
Gain on sale of subsidiaries .......................        (9,486)
Change in other assets and liabilities .............        13,331         17,217         (5,104)
                                                       -----------    -----------    -----------
Cash provided by operating activities ..............   $   145,276    $    97,953    $    54,757
                                                       ===========    ===========    ===========

In addition to the cash received from the contribution of the subsidiary, the Company also received net assets of $233,765.

           The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

               FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


1. ORGANIZATION AND OWNERSHIP

      Financial Security Assurance Inc. (the Company), an indirect wholly owned subsidiary of Financial Security Assurance Holdings Ltd. (the Parent), is an insurance company domiciled in the State of New York. The Company is engaged in providing financial guaranty insurance on asset-backed and municipal obligations. The Company's underwriting policy is to insure asset-backed and municipal obligations that it determines would be of investment-grade quality without the benefit of the Company's insurance. The asset-backed obligations insured by the Company are generally issued in structured transactions and are backed by pools of assets such as residential mortgage loans, consumer or trade receivables, securities or other assets having an ascertainable cash flow or market value. The municipal obligations insured by the Company consist primarily of general obligation bonds that are supported by the issuers' taxing power and special revenue bonds and other special obligations of states and local governments that are supported by the issuers' ability to impose and collect fees and charges for public services or specific projects. Financial guaranty insurance written by the Company guarantees payment when due of scheduled payments on an issuer's obligation. In the case of a payment default on an insured obligation, the Company is generally required to pay the principal, interest or other amounts due in accordance with the obligation's original payment schedule or, at its option, to pay such amounts on an accelerated basis.

      The Company expects to continue to emphasize a diversified insured portfolio characterized by insurance of both asset-backed and municipal obligations, with a broad geographic distribution and a variety of revenue sources and transaction structures. The Company's insured portfolio consists primarily of asset-backed and municipal obligations originated in the United States, but the Company has also written and continues to pursue business in Europe and the Pacific Rim.

      On December 20, 1995, a subsidiary of the Parent merged (the Merger) with Capital Guaranty Corporation (CGC). The Merger provided for each CGC share to be exchanged for 0.6716 share of the Parent's common stock and cash of $5.69. The Parent issued in the aggregate 6,051,661 common shares and paid aggregate cash consideration of $51,300,000. In conjunction with the Merger, the Parent contributed (the Contribution) the common stock of Capital Guaranty Insurance Company (CGIC), a subsidiary of CGC, to the Company. As a result of the Contribution, the Company's net assets increased by $233,964,000. Net premiums written by CGIC in 1995 prior to the Contribution were $26,070,000. At December 31, 1995, the Parent was owned 50.3% by U S WEST, Inc. (U S WEST), 7.8% by Fund American Enterprises Holdings, Inc. (Fund American), 6.1% by The Tokio Marine and Fire Insurance Co., Ltd. (Tokio Marine) and 35.8% by the public and employees. At December 31, 1996, the Parent was owned 40.4% by U S WEST, 11.5% by Fund American, 6.4% by Tokio Marine and 41.7% by the public and employees. At December 31, 1997, the Parent was owned 42.1% by U S WEST, 12.0% by Fund American, 6.7% by Tokio Marine and 39.2% by the public and employees.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      The accompanying financial statements have been prepared in accordance with generally accepted accounting principles (GAAP), which differ in certain material respects from the accounting practices prescribed or permitted by insurance regulatory authorities (see Note 6). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities in the Company's consolidated balance sheets at December 31, 1997 and 1996 and the reported amounts of revenues and expenses in the consolidated statements of income during the years ended December 31,

               FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

1997, 1996 and 1995. Such estimates and assumptions include, but are not limited to, losses and loss adjustment expenses and the deferral and amortization of deferred policy acquisition costs. Actual results may differ from those estimates. Significant accounting policies under GAAP are as follows:

      Basis of Presentation

      The consolidated financial statements include the accounts of the Company and its direct and indirect wholly owned subsidiaries, FSA Insurance Company, Financial Security Assurance of Oklahoma, Inc. and Financial Security Assurance (U.K.) Limited (collectively, the Subsidiaries). All intercompany accounts and transactions have been eliminated. Certain prior-year balances have been reclassified to conform with the 1997 presentation. The Merger, and the related Contribution to the Company, were accounted for on a purchase accounting basis. In view of the short period between the date of the Merger, December 20, 1995, and the year-end, the date of the Contribution for accounting purposes is considered to be December 31, 1995. As a result, the accounting for the Contribution has no effect on the Company's consolidated statement of income for the year ended December 31, 1995, except for the recording of $15,400,000 in losses and loss adjustment expenses to increase the Company's general reserve to provide for the insured portfolio assumed by the Company as a result of the Contribution (see Note 16).

      Investments

      Investments in debt securities designated as available for sale are carried at market value. Any resulting unrealized gain or loss is reflected as a separate component of shareholder's equity, net of applicable deferred income taxes. All of the Company's long-term investments are classified as available for sale.

      Bond discounts and premiums are amortized on the effective yield method over the remaining terms of the securities acquired. For mortgage-backed securities, and any other holdings for which prepayment risk may be significant, assumptions regarding prepayments are evaluated periodically and revised as necessary. Any adjustments required due to the resultant change in effective yields are recognized in current income. Short-term investments, which are those investments with a maturity of less than one year at time of purchase, are carried at market value, which approximates cost. Realized gains or losses on sale of investments are determined on the basis of specific identification. Investment income is recorded as earned.

      To manage adverse movements in interest rates, the Company uses exchange traded futures and options. These contracts are designated as hedges of specific identified securities and any gains or losses on these hedges are deferred and included as part of the Company's unrealized gains or losses in stockholder's equity until the disposition of the hedged assets. The Company will discontinue to account for these contracts as hedges if there ceases to be a high correlation between the change in price of the hedged assets and the hedge.

      Premium Revenue Recognition

      Gross and ceded premiums are earned in proportion to the amount of risk outstanding over the expected period of coverage. Deferred premium revenue and prepaid reinsurance premiums represent that portion of premium which is applicable to coverage of risk to be provided in the future on policies in force.

               FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

When an insured issue is retired or defeased prior to the end of the expected period of coverage, the remaining deferred premium revenue and prepaid reinsurance premium, less any amount credited to a refunding issue insured by the Company, are recognized.

      Losses and Loss Adjustment Expenses

      A case basis reserve for unpaid losses and loss adjustment expenses is recorded at the present value of the estimated loss when, in management's opinion, the likelihood of a future loss is probable and determinable at the balance sheet date. The estimated loss on a transaction is discounted using current risk-free rates.

      The general reserve is calculated by applying a loss factor to the total net par amount outstanding of the Company's insured obligations outstanding over the term of such insured obligations and discounting the result at risk-free rates. The loss factor used for this purpose has been determined based upon an independent rating agency study of bond defaults and the Company's portfolio characteristics and history. The general reserve is available to be applied against future additions or accretions to existing case basis reserves or to new case basis reserves to be established in the future.

      Management of the Company periodically evaluates its estimates for losses and loss adjustment expenses and establishes reserves that management believes are adequate to cover the ultimate net cost of claims. The reserves are necessarily based on estimates, and there can be no assurance that the ultimate liability will not differ from such estimates. The Company will, on an ongoing basis, monitor these reserves and may periodically adjust such reserves based on the Company's actual loss experience, its future mix of business, and future economic conditions.

      Deferred Acquisition Costs

      Deferred acquisition costs comprise those expenses that vary with and are primarily related to the production of business, including commissions paid on reinsurance assumed, compensation and related costs of underwriting and marketing personnel, certain rating agency fees, premium taxes and certain other underwriting expenses, reduced by ceding commission income on premiums ceded to reinsurers. Deferred acquisition costs and the cost of acquired business are amortized over the period in which the related premiums are earned. Recoverability of deferred acquisition costs is determined by considering anticipated losses and loss adjustment expenses.

      Federal Income Taxes

      The provision for income taxes consists of an amount for taxes currently payable and a provision for tax consequences deferred to future periods reflected at current income tax rates.

3. INVESTMENTS

      Bonds at amortized cost of $11,025,000 and $17,669,000 at December 31, 1997 and 1996, respectively, were on deposit with state regulatory authorities as required by insurance regulations.

               FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


3. INVESTMENTS (Continued)

      Consolidated net investment income consisted of the following (in thousands):

                                                  Year Ended December 31,
                                         --------------------------------------
                                           1997           1996           1995
                                         --------       --------       --------
Bonds .............................      $ 65,149       $ 61,130       $ 43,114
Equity securities .................           376             14
Short-term investments ............         5,452          3,525          5,705
Investment expenses ...............        (1,334)        (1,941)        (1,736)
                                         --------       --------       --------
Net investment income .............      $ 69,643       $ 62,728       $ 47,083
                                         --------       --------       --------

      The credit quality of the investment portfolio at December 31, 1997 was as follows:

                                                              Percent of
Rating                                                   Investment Portfolio
------                                                   --------------------
AAA ....................................................         74.9%
AA .....................................................         18.8
A ......................................................          6.0
BBB ....................................................          0.1
Other ..................................................          0.2

      The amortized cost and estimated market value of bonds were as follows (in thousands):

                                                              Gross        Gross       Estimated
                                              Amortized    Unrealized    Unrealized      Market
December 31, 1997                                Cost         Gains        Losses        Value
-----------------                             ----------   ----------    ----------    ----------
U.S. Treasury securities and obligations of
  U.S. government corporations and agencies   $  120,314   $      800    $     (436)   $  120,678
Obligations of states and political
  subdivisions ............................      777,042       40,187          (135)      817,094
Foreign securities ........................        8,252                       (562)        7,690
Mortgage-backed securities ................      195,567        2,213           (28)      197,752
Corporate securities ......................       72,388        1,375        (1,093)       72,670
Asset-backed securities ...................       19,208          349                      19,557
                                              ----------   ----------    ----------    ----------
  Total ...................................   $1,192,771   $   44,924    $   (2,254)   $1,235,441
                                              ==========   ==========    ==========    ==========

                                                              Gross        Gross       Estimated
                                              Amortized    Unrealized    Unrealized      Market
December 31, 1996                                Cost         Gains        Losses        Value
-----------------                             ----------   ----------    ----------    ----------
U.S. Treasury securities and obligations of
  U.S. government corporations and agencies   $   55,319   $    1,103   $     (557)   $   55,865
Obligations of states and political
  subdivisions ............................      661,657       15,164       (2,887)      673,934
Foreign securities ........................       15,019          196          (70)       15,145
Mortgage-backed securities ................      177,818        1,432         (906)      178,344
Corporate securities ......................       76,632          335         (319)       76,648
Asset-backed securities ...................       68,233          680         (172)       68,741
                                              ----------   ----------   ----------    ----------
  Total ...................................   $1,054,678   $   18,910   $   (4,911)   $1,068,677
                                              ==========   ==========   ==========    ==========

               FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


3. INVESTMENTS (Continued)

      The change in net unrealized gains (losses) consisted of (in thousands):

                                                     Year Ended December 31,
                                                 -------------------------------
                                                   1997       1996        1995
                                                 --------   --------    --------
Bonds ........................................   $ 28,671   $(16,299)   $ 63,166
Equity investments ...........................        357
                                                 --------   --------    --------
  Change in net unrealized gains (losses) ....   $ 29,028   $(16,299)   $ 63,166
                                                 ========   ========    ========

      The amortized cost and estimated market value of bonds at December 31, 1997 and 1996, by contractual maturity, are shown below (in thousands). Actual maturities could differ from contractual maturities because borrowers have the right to call or prepay certain obligations with or without call or prepayment penalties.

                                       December 31, 1997                         December 31, 1996
                             --------------------------------------   --------------------------------------
                             Amortized Cost  Estimated Market Value   Amortized Cost  Estimated Market Value
                             --------------  ----------------------   --------------  ----------------------
Due in one year or less ....   $    4,009        $    4,007             $   38,003         $   38,325
Due after one year through
  five years ...............       65,145            65,776                 57,406             57,623
Due after five years
  through ten years ........      180,530           183,798                105,494            105,849
Due after ten years ........      728,312           764,551                607,724            619,795
Mortgage-backed securities
  (stated maturities of 4 to
  39 years) ................      195,567           197,752                177,818            178,344
Asset-backed securities
  (stated maturities of 2 to
  30 years) ................       19,208            19,557                 68,233             68,741
                               ----------        ----------             ----------         ----------
    Total ..................   $1,192,771        $1,235,441             $1,054,678         $1,068,677
                               ==========        ==========             ==========         ==========

      Proceeds from sales of bonds during 1997, 1996 and 1995 were $1,128,416,000, $1,096,568,000 and $587,516,000, respectively. Gross gains of
$11,735,000, $13,420,000 and $12,346,000 and gross losses of $6,014,000,
$11,569,000 and $7,314,000 were realized on sales in 1997, 1996 and 1995, respectively.

      To hedge against changes in yields on certain one-year corporate securities, the Company entered into a series of Eurodollar futures contracts, which were marked-to-market on a daily basis. These contracts were accounted for as hedges. At year-end 1996, the net unrealized loss on the contracts, included in the Company's unrealized gains in the stockholder's equity section, was not material. The aggregate notional amount of these contracts was $83,728,000 as of December 31, 1996.

               FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


4. DEFERRED ACQUISITION COSTS

      Acquisition costs deferred for amortization against future income and the related amortization charged to expenses are as follows (in thousands):

                                                   Year Ended December 31,
                                             ----------------------------------
                                               1997          1996       1995
                                             ---------    ---------   ---------
Balance, beginning of period ..............  $ 146,233    $ 132,951   $  91,839
                                             ---------    ---------   ---------
Costs deferred during the period:
  Ceding commission income ................    (18,956)     (15,956)     (9,836)
  Assumed commission expense ..............         31           38          55
  Premium taxes ...........................      5,554        3,718       2,537
  Compensation and other acquisition costs.     66,198       49,311      34,437
                                             ---------    ---------   ---------
    Total .................................     52,827       37,111      27,193
                                             ---------    ---------   ---------
Costs amortized during the period .........    (27,962)     (23,829)    (16,888)
                                             ---------    ---------   ---------
Balance of contributed subsidiary .........                              30,807
                                                                      ---------
Balance, end of period ....................  $ 171,098    $ 146,233   $ 132,951
                                             =========    =========   =========

5. OTHER OPERATING EXPENSES

      Total salary expense and related benefits included in other operating expenses were $15,355,000, $10,135,000 and $10,976,000 for the years ended
December 31, 1997, 1996 and 1995, respectively.

6. STATUTORY ACCOUNTING PRACTICES

      GAAP for the Company differs in certain significant respects from accounting practices prescribed or permitted by insurance regulatory authorities. The principal differences result from the following statutory accounting practices:

            - Upfront premiums on municipal business are recognized as earned when related principal and interest have expired rather than over the expected coverage period;

            - Acquisition costs are charged to operations as incurred rather than as related premiums are earned;

            - A contingency reserve (rather than a general loss reserve) is computed based on the following statutory requirements:

                  (i) For all policies written prior to July 1, 1989, an amount equal to 50% of cumulative earned premiums less permitted reductions, plus;

                  (ii) For all policies written on or after July 1, 1989, an amount equal to the greater of 50% of premiums written for each category of insured obligation or a designated percent of principal guaranteed for that category. These amounts are provided each quarter as either 1/60th or 1/80th of the total required for each category, less permitted reductions;

               FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


6. STATUTORY ACCOUNTING PRACTICES (Continued)

            - Certain assets designated as "non-admitted assets" are charged directly to statutory surplus but are reflected as assets under GAAP;

            - Federal income taxes are provided only on taxable income for which income taxes are currently payable;

            - Accruals for deferred compensation are not recognized;

            - Purchase accounting adjustments are not recognized;

            - Bonds are carried at amortized cost;

            - Surplus notes are recognized as surplus rather than a liability.

      A reconciliation of the Company's net income for the calendar years 1997, 1996 and 1995 and shareholder's equity at December 31, 1997, 1996 and 1995, prepared on a GAAP basis, to the amounts reported on a statutory basis, is as follows (in thousands):

                                                  Year Ended December 31,
                                            -----------------------------------
               Net Income                      1997         1996         1995
                                            ---------    ---------    ---------
GAAP BASIS ...............................  $ 100,259    $  80,855    $  54,988
Premium revenue recognition ..............    (23,130)      (5,518)      (4,805)
Losses and loss adjustment expenses
  incurred ...............................      4,653       (2,138)      10,871
Deferred acquisition costs ...............    (24,865)     (12,482)     (10,305)
Deferred income tax provision (benefit) ..      8,025          911       (3,055)
Amortization of bonds ....................         56          566        1,195
Accrual of deferred compensation, net ....     26,681       12,737        5,663
Other ....................................        (61)       1,404       (1,580)
                                            ---------    ---------    ---------
STATUTORY BASIS ..........................  $  91,618    $  76,335    $  52,972
                                            =========    =========    =========


                                                        December 31,
                                            -----------------------------------
                                               1997         1996         1995
Shareholder's Equity:                       ---------    ---------    ---------
GAAP BASIS ...............................  $ 897,860    $ 815,332    $ 789,986
Premium revenue recognition ..............    (74,863)     (51,760)     (46,248)
Loss and loss adjustment expense reserves      34,313       29,660       31,798
Deferred acquisition costs ...............   (171,098)    (146,233)    (132,951)
Contingency reserve ......................   (287,694)    (227,139)    (183,967)
Unrealized gain on investments,
  net of tax .............................    (43,027)     (14,084)     (30,298)
Deferred income taxes ....................     59,867       41,682       43,205
Accrual of deferred compensation .........     41,451       18,390        5,653
Surplus notes ............................     50,000
Other ....................................    (12,841)     (17,043)     (16,492)
                                            ---------    ---------    ---------
STATUTORY BASIS (SURPLUS) ................  $ 493,968    $ 448,805    $ 460,686
                                            =========    =========    =========
SURPLUS PLUS CONTINGENCY RESERVE .........  $ 781,661    $ 675,944    $ 644,653
                                            =========    =========    =========

               FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


7. FEDERAL INCOME TAXES

      For periods prior to May 13, 1994, the date of initial public offering when the Parent became less than 80% owned by U S WEST, the Parent, the Company and its Subsidiaries joined with U S WEST and its subsidiaries in filing a consolidated federal income tax return. For the Company, under a written tax sharing agreement with U S WEST, the allocation of income taxes was based upon separate return calculations, which provided that benefits or liabilities created by the Company were allocated to the Company regardless of whether the benefits were usable or additional liabilities were incurred in the U S WEST tax returns. For periods subsequent to May 12, 1994, the Parent and all members of its group elected to file consolidated federal tax returns. The calculation of each member's tax benefit or liability by the Company was controlled by a tax sharing agreement that based the allocation of such benefit or liability upon a separate return calculation.

      The cumulative balance sheet effects of deferred tax consequences are (in thousands):

                                                              December 31,
                                                       ------------------------
                                                          1997        1996
                                                       ---------      ---------
Deferred acquisition costs .......................     $  59,884      $  51,182
Deferred premium revenue adjustments .............         8,424          3,520
Contingency reserve ..............................        38,037         29,492
Unrealized capital gains .........................        16,998          7,915
Market discounts .................................         2,014          1,955
                                                       ---------      ---------
    Total deferred tax liabilities ...............       125,357         94,064
                                                       ---------      ---------
Loss and loss adjustment expense reserves ........       (12,009)       (10,381)
Deferred compensation ............................       (20,328)        (9,791)
Tax credits ......................................        (1,789)        (7,842)
Tax and loss bonds ...............................       (30,520)       (22,526)
Other, net .......................................          (844)        (1,842)
                                                       ---------      ---------
    Total deferred tax assets ....................       (65,490)       (52,382)
                                                       ---------      ---------
Total deferred income taxes ......................     $  59,867      $  41,682
                                                       =========      =========

      No valuation allowance was necessary at December 31, 1997 or 1996.

      A reconciliation of the effective tax rate with the federal statutory rate follows:

                                                   Year Ended December 31,
                                                ------------------------------
                                                1997         1996         1995
                                                ----         ----         ----
Tax at statutory rate ...................       35.0%        35.0%        35.0%
Tax-exempt interest .....................       (7.9)        (8.9)        (8.3)
Other ...................................        0.3          0.4          0.3
                                                ----         ----         ----
Provision for income taxes ..............       27.4%        26.5%        27.0%
                                                ====         ====         ====

               FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


8. DIVIDENDS AND CAPITAL REQUIREMENTS

      Under New York Insurance Law, the Company may pay a dividend without the prior approval of the Superintendent of the New York State Insurance Department only from earned surplus subject to the maintenance of a minimum capital requirement, and the dividend, which together with all dividends declared or distributed by it during the preceding twelve months, may not exceed the lesser of 10% of its policyholders' surplus shown on its last filed statement, or adjusted net investment income, as defined, for such twelve-month period. As of December 31, 1997, the Company had $49,846,000 available for the payment of dividends over the next twelve months. In addition, the New York Superintendent has approved the repurchase by the Company of up to $75,000,000 of its shares from the Parent through December 31, 1998, pursuant to which the Company has repurchased $66,500,000 of its shares through December 31, 1997.

9. CREDIT ARRANGEMENTS AND ADDITIONAL CLAIMS-PAYING RESOURCES

      The Company has a credit arrangement aggregating $150,000,000 at December 31, 1997, which is provided by commercial banks and intended for general application to transactions insured by the Company and the Subsidiaries. At December 31, 1997, there were no borrowings under this arrangement, which expires on November 23, 1999. In addition, there are credit arrangements assigned to specific insured transactions. In August 1994, the Company entered into a facility agreement with Canadian Global Funding Corporation and Hambros Bank Limited. Under the agreement, the Company can arrange financing for transactions subject to certain conditions. The amount of this facility was $186,911,000, of which $100,911,000 was unutilized at December 31, 1997.

      The Company has a standby line of credit commitment in the amount of $240,000,000 with a group of international Aaa/AAA-rated banks to provide loans to the Company after it has incurred, during the term of the facility, cumulative municipal losses (net of any recoveries) in excess of the greater of $230,000,000 or 5.75% of average annual debt service. The obligation to repay loans made under this agreement is a limited recourse obligation payable solely from, and collateralized by, a pledge of recoveries realized on defaulted insured obligations including certain installment premiums and other collateral. This commitment has a term beginning on April 30, 1997 and expiring on April 30, 2004 and contains an annual renewal provision subject to approval by the banks. No amounts have been utilized under this commitment as of December 31, 1997.

      On September 21, 1997, the Company borrowed $50,000,000 from its Parent in the form of Surplus Notes. These notes carried a simple interest rate of 5.0% per annum. Principal of and interest on the Surplus Notes may be paid at any time at the option of the Company, subject to prior approval of the New York Insurance Department and compliance with the conditions to such payments as contained in the New York Insurance Laws. These notes have no stated maturity.

10. EMPLOYEE BENEFIT PLANS

      The Company maintains both a qualified and a non-qualified non-contributory defined contribution pension plan for the benefit of all eligible employees. The Company's contributions are based upon a fixed percentage of employee compensation. Pension expense, which is funded as accrued, amounted to $2,312,000, $1,977,000 and $1,784,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

               FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


10. EMPLOYEE BENEFIT PLANS (Continued)

      The Company has an employee retirement savings plan for the benefit of all eligible employees. The plan permits employees to contribute a percentage of their salaries up to limits prescribed by the Internal Revenue Service (IRS Code, Section 401(k)). The Company's contributions are discretionary, and none have been made.

      During 1991, the Company established the Profit Participation Plan as a long-term incentive compensation plan for the benefit of certain of its employees. Prior to the closing of the initial public offering, the Parent adopted a Supplemental Restricted Stock Plan. Pursuant to this plan, awards of outstanding units to existing employees under the Profit Participation Plan were valued at $0.20 per dollar of award ($0.70 per dollar of award in the case of 1994 regular units granted thereunder) and, at the election of each outstanding employee, were exchanged for restricted shares of the Parent's common stock valued at the initial public offering price of $20.00 per share. All employees of the Company, including all senior executives, exchanged their outstanding interests in the Profit Participation Plan for restricted shares of the Parent's common stock at the public offering price under the Supplemental Restricted Stock Plan. In settlement of an accrued balance of $7,126,000 in such Profit Participation Plan, the Company purchased 356,345 shares of restricted stock from the Parent and awarded the shares to employees. The stock was restricted because ownership of the shares by employees required continued employment. The shares vested ratably over a three-year period on July 1, 1994, 1995 and 1996.

      Pursuant to the 1993 Equity Participation Plan, 1,810,780 shares of the Parent's common stock, subject to anti-dilutive adjustment, were reserved for awards of options, restricted shares of common stock, and performance shares to employees for the purpose of providing, through the grant of long-term incentives, a means to attract and retain key personnel and to provide to participating officers and other key employees long-term incentives for sustained high levels of performance. Shares available under the 1993 Equity Participation Plan were increased from 1,810,780 to 2,110,780 in May 1995. The 1993 Equity Participation Plan also contains provisions that permit the Human Resources Committee to pay all or a portion of an employee's bonuses in the form of shares of the Parent's common stock credited to the employees at a 15% discount from current market value and paid to employees five years from the date of award. Up to an aggregate of 10,000,000 shares may be allocated to such equity bonuses. Common stock to pay performance shares, stock options and equity bonus awards is acquired by the Parent through open-market purchases by a trust established for such purpose.

      During 1994, under the Parent's 1993 Equity Participation Plan, the Parent granted to officers and employees, in respect of future performance, non-qualified options to purchase an aggregate of 1,099,000 shares of the Parent's common stock, of which 39,000 were forfeited and 1,060,000 were still outstanding at December 31, 1994, substantially all of which have an exercise price of $20.00 per share. (As described below, 1,025,500 of these options will be converted to performance shares.) The foregoing options vest, subject to continuation of employment and other terms of the option grants, at the rate of 20% per year, for five one-year periods, with the first period ending on July 1, 1994. Such options expire ten years after the effective dates of their grant. In the fourth quarter of 1994, holders of outstanding stock options under the 1993 Equity Participation Plan were offered the right to exchange such stock options for an equal number of performance shares under such Plan. Also, as a result of the Merger, the Parent granted 169,956 of stock options with strike prices ranging from $18.63 to $23.53 per share to employees of CGC in exchange for outstanding stock options of CGC. During 1997, employees acquired 125,106 shares subject to options at an average strike price of $22.32 per share and with an average market price of $41.47 per

               FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


10. EMPLOYEE BENEFIT PLANS (Continued)

share. In addition, options to purchase 20,194 shares were forfeited during 1997. Giving effect to such exchange and subsequent awards, at December 31, 1997, there were outstanding 1,366,375 performance shares and options to purchase 56,656 shares of common stock.

      Performance shares granted under the 1993 Equity Participation Plan were as follows:

               Outstanding     Granted      Earned    Forfeited  Outstanding     Market
               at Beginning  During the   During the    During      at End      Price at
                 of Year        Year         Year      the Year    of Year     Grant Date
                 -------        ----         ----      --------    -------     ----------
1995 .........  1,025,500       83,650                            1,109,150      $19.250
1996 .........  1,109,150      282,490                  17,300    1,374,340       25.250
1997 .........  1,374,340      253,057      201,769     59,253    1,366,375       35.500

      The Company applies APB Opinion 25 and related Interpretations in accounting for the Parent's performance shares. The Company estimates the final cost of these performance shares and accrues for this expense over the performance period. The accrued expense for the performance shares was $28,439,000, $12,737,000 and $5,663,000 for the years ended December 31, 1997,
1996 and 1995, respectively. In tandem with this accrued expense, the Parent estimates those performance shares that it expects to settle in stock and records this amount in stockholders' equity as deferred compensation. The remainder of the accrual, which represents the amount of performance shares that the Parent estimates it will settle in cash, is recorded in accrued expenses and other liabilities. The Company recognized a benefit for the difference between the market value of the Parent's common stock and the cost of the stock when it was purchased by the independent trustee (which amount was reimbursed by the Company to its Parent) for shares distributed under the performance share plan. This benefit was recorded by the Company as a capital contribution which totaled $2,900,000 in 1997. In 1996, the Parent adopted disclosure provisions of FASB Statement 123. Had the compensation cost for the Parent's performance shares been determined based upon fair value at the grant dates for the awards consistent with the method of FASB Statement 123, there would have been no effect on the Company's reported net income.

      In November 1994, the Parent appointed an independent trustee authorized to purchase shares of the Parent's common stock in open market transactions, at times and prices determined by the trustee. These purchases are intended to fund future obligations relating to equity bonuses, performance shares and stock options under the 1993 Equity Participation Plan. During 1997, 1996 and 1995, the total number of shares purchased by this trust was 162,573, 529,131 and 591,714, respectively, at a cost of $5,434,000, $14,111,000 and $14,444,000, respectively. In 1996 and 1995, the Parent also repurchased stock from its employees in satisfaction of withholding taxes on shares distributed under its restricted stock plan.

      The Company does not currently provide post-retirement benefits, other than pensions to its employees, nor does it provide post-employment benefits to former employees.

11. COMMITMENTS AND CONTINGENCIES

      The Company leases office space and equipment under non-cancelable operating leases, which expire at various dates through 2005.

               FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


11. COMMITMENTS AND CONTINGENCIES (Continued)

      Future minimum rental payments are as follows (in thousands):

       Year Ended December 31,
       -----------------------
       1998 ..................................................      $ 2,477
       1999 ..................................................        2,440
       2000 ..................................................        2,301
       2001 ..................................................        2,014
       2002 ..................................................        1,739
       Thereafter ............................................        5,071
                                                                    -------
           Total .............................................      $16,042
                                                                    =======

      Rent expense for the years ended December 31, 1997, 1996 and 1995 was $3,708,000, $3,383,000 and $3,493,000, respectively.

      During the ordinary course of business, the Company and its Subsidiaries have become parties to certain litigation. Management believes that these matters will be resolved with no material financial impact on the Company.

12. REINSURANCE

      The Company reinsures portions of its risks with affiliated (see Note 14) and unaffiliated reinsurers under quota share treaties and on a facultative basis. The Company's principal ceded reinsurance program consisted in 1997 of two quota share treaties and three automatic facultative facilities. One treaty covered all of the Company's approved regular lines of business, except U.S. municipal obligation insurance. Under this treaty in 1997, the Company ceded 9.75% of each covered policy, up to a maximum of $19,500,000 insured principal per policy. At its sole option, the Company could have increased, and in certain instances did increase, the ceding percentage to 19.5% up to $39,000,000 of each covered policy. A second treaty covered the Company's U.S. municipal obligation insurance business. Under this treaty in 1997, the Company ceded 9% of each covered policy that is classified by the Company as providing U.S. municipal bond insurance as defined by Article 69 of the New York Insurance Law up to a limit of $24,000,000 per single risk, which is defined by revenue source. At its sole option, the Company could have increased, and in certain instances did increase, the ceding percentage to 35% up to $93,333,000 per single risk. These cession percentages under both treaties were reduced on smaller-sized transactions. Under the three automatic facultative facilities in 1997, the Company at its option could allocate up to a specified amount for each reinsurer (ranging from $4,000,000 to $50,000,000 depending on the reinsurer) for each transaction, subject to limits and exclusions, in exchange for which the Company agreed to cede in the aggregate a specified percentage of gross par insured by the Company. Each of the treaties and automatic facultative facilities allowed the Company to withhold a ceding commission to defray their expenses. The Company also employed non-treaty, quota share facultative reinsurance on various transactions in 1997 in keeping with prior practices. In 1997, the Company also implemented facultative first- loss reinsurance on selected asset-backed transactions.

      In the event (which management considers to be highly unlikely) that any or all of the reinsuring companies were unable to meet their obligations to the Company, the Company would be liable for such

               FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


12. REINSURANCE (Continued)

defaulted amounts. The Company has also assumed reinsurance of municipal obligations from unaffiliated insurers.

      Amounts reinsured were as follows (in thousands):

                                                           Year Ended December 31,
                                                       -------------------------------
                                                          1997       1996        1995
                                                       --------   --------    --------
Written premiums ceded .............................   $ 63,513   $ 55,965    $ 33,166
Written premiums assumed ...........................      1,352      1,873       1,684
Earned premiums ceded ..............................     41,713     38,723      38,013
Earned premiums assumed ............................      5,121      6,020       2,759
Loss and loss adjustment expense payments ceded ....      2,862     29,408       3,060
Loss and loss adjustment expense payments assumed ..          2          3           3
Incurred losses and loss adjustment expenses ceded .      3,605     (2,249)      9,101
Incurred losses and loss adjustment expenses assumed        161         38          81

                                                           December 31,
                                                    -------------------------
                                                        1997          1996
                                                    -----------   -----------
Principal outstanding ceded .....................   $24,547,361   $20,292,615
Principal outstanding assumed ...................     1,670,468     1,995,752
Deferred premium revenue ceded ..................       173,123       151,224
Deferred premium revenue assumed ................        14,128        18,929
Loss and loss adjustment expense reserves ceded .        30,618        29,875
Loss and loss adjustment expense reserves assumed           865           705

13. OUTSTANDING EXPOSURE AND COLLATERAL

      The Company's policies insure the scheduled payments of principal and interest on asset-backed and municipal obligations. The principal amount insured (in millions) as of December 31, 1997 and 1996 (net of amounts ceded to other insurers of $10,129 and $9,601 of asset-backed and $14,418 and $10,691 of municipal, respectively) and the terms to maturity are as follows:

                                  December 31, 1997        December 31, 1996
                               -----------------------  ------------------------
Terms to Maturity              Asset-Backed  Municipal  Asset-Backed   Municipal
-----------------              ------------  ---------  ------------   ---------
0 to 5 Years ...............     $ 7,553      $ 2,230      $ 7,424      $ 1,571
5 to 10 Years ..............       5,637        5,683        3,920        3,841
10 to 15 Years .............       2,858        8,257        1,461        6,272
15 to 20 Years .............         524       14,340          714       11,433
20 Years and Above .........      11,917       16,479        9,681       12,877
                                 -------      -------      -------      -------
    Total ..................     $28,489      $46,989      $23,200      $35,994
                                 =======      =======      =======      =======

               FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


13. OUTSTANDING EXPOSURE AND COLLATERAL (Continued)

      The principal amount ceded as of December 31, 1997 and 1996 and the terms to maturity are as follows (in millions):

                                  December 31, 1997        December 31, 1996
                               -----------------------  ------------------------
Terms to Maturity              Asset-Backed  Municipal  Asset-Backed   Municipal
-----------------              ------------  ---------  ------------   ---------
0 to 5 Years ...............      $ 3,828      $   965      $ 3,695      $   769
5 to 10 Years ..............        2,118        1,693        2,413        1,192
10 to 15 Years .............          553        2,078          452        1,479
15 to 20 Years .............          257        3,005          302        2,345
20 Years and Above .........        3,373        6,677        2,739        4,906
                                  -------      -------      -------      -------
    Total ..................      $10,129      $14,418      $ 9,601      $10,691
                                  =======      =======      =======      =======

      The Company limits its exposure to losses from writing financial guarantees by underwriting investment-grade obligations, by diversifying its portfolio and by maintaining rigorous collateral requirements on asset-backed obligations. The gross principal amounts of insured obligations in the asset-backed insured portfolio are backed by the following types of collateral (in millions):

                                      Net of Amounts Ceded              Ceded
                                           December 31,              December 31,
                                      --------------------      --------------------
Types of Collateral                     1997         1996         1997         1996
-------------------                   -------      -------      -------      -------
Residential mortgages ..............  $12,928      $10,987      $ 3,665      $ 3,077
Consumer receivables ...............   10,659        7,548        4,601        3,735
Government securities ..............      787        1,477          120          449
Pooled corporate obligations .......    3,004        1,663          540          852
Commercial mortgage portfolio:
  Commercial real estate ...........       98          113          418          463
  Corporate secured ................       55           66          481          619
Investor-owned utility obligations .      643          791          229          266
Other asset-backed obligations .....      315          555           75          140
                                      -------      -------      -------      -------
    Total asset-backed obligations .  $28,489      $23,200      $10,129      $ 9,601
                                      =======      =======      =======      =======

      The asset-backed insured portfolio, which aggregated $38,618,244,000 principal before reinsurance at December 31, 1997, was collateralized by assets with an estimated fair value of $44,382,716,000. At December 31, 1996, it aggregated $32,792,722,000 principal before reinsurance and was collateralized by assets with an estimated fair value of $38,323,180,000. Such estimates of fair value are calculated at the inception of each insurance policy and are changed only in proportion to changes in exposure. At December 31, 1997, the estimated fair value of collateral and reserves over the principal insured averaged from 100% for commercial real estate to 172% for corporate secured obligations. At December 31, 1996, the estimated fair value of collateral and reserves over the principal insured averaged from 100% for commercial real estate to 168% for corporate secured obligations. Collateral for specific transactions is generally not available to pay claims related to other transactions. The amounts of losses ceded to reinsurers are determined net of collateral.

               FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


13. OUTSTANDING EXPOSURE AND COLLATERAL (Continued)

      The gross principal amount of insured obligations in the municipal insured portfolio includes the following types of issues (in millions):

                                                 Net of Amounts
                                                     Ceded               Ceded
                                                  December 31,       December 31,
                                               -----------------   -----------------
Types of Issues                                  1997      1996      1997      1996
---------------                                -------   -------   -------   -------
General obligation bonds ...................   $17,101   $12,523   $ 3,182   $ 2,423
Housing revenue bonds ......................     1,770     1,794       955     1,033
Municipal utility revenue bonds ............     5,892     4,671     2,294     1,472
Health care revenue bonds ..................     3,924     2,854     2,175     2,049
Tax-supported bonds (non-general obligation)    11,210     8,805     3,526     2,152
Transportation revenue bonds ...............     1,972     1,479     1,041       436
Other municipal bonds ......................     5,120     3,868     1,245     1,126
                                               -------   -------   -------   -------
    Total municipal obligations ............   $46,989   $35,994   $14,418   $10,691
                                               =======   =======   =======   =======

      In its asset-backed business, the Company considers geographic concentration as a factor in underwriting insurance covering securitizations of pools of such assets as residential mortgages or consumer receivables. However, after the initial issuance of an insurance policy relating to such securitization, the geographic concentration of the underlying assets may not remain fixed over the life of the policy. In addition, in writing insurance for other types of asset- backed obligations, such as securities primarily backed by government or corporate debt, geographic concentration is not deemed by the Company to be significant given other more relevant measures of diversification such as issuer or industry.

      The Company seeks to maintain a diversified portfolio of insured municipal obligations designed to spread its risk across a number of geographic areas. The following table sets forth, by state, those states in which municipalities located therein issued an aggregate of 2% or more of the Company's net par amount outstanding of insured municipal securities as of December 31, 1997:

                                                Net Par       Percent of Total     Ceded Par
                                   Number        Amount      Municipal Net Par      Amount
State                            of Issues    Outstanding    Amount Outstanding   Outstanding
-----                            ---------    -----------    ------------------   -----------
                                             (in millions)                       (in millions)
California ..............           403        $ 7,832             16.7%           $ 1,929
New York ................           281          4,307              9.2              2,163
Pennsylvania ............           231          3,125              6.6                650
New Jersey ..............           207          2,730              5.8              1,260
Florida .................           103          2,669              5.7                817
Texas ...................           294          2,472              5.3                669
Illinois ................           274          1,851              3.9                254
Massachusetts ...........           101          1,460              3.1                553
Michigan ................           147          1,417              3.0                409
Minnesota ...............           129          1,152              2.5                111
Wisconsin ...............           179          1,138              2.4                206
All Other States ........         1,190         15,575             33.1              4,528
Non-U.S .................            29          1,261              2.7                869
                                  -----        -------            -----            -------
    Total ...............         3,568        $46,989            100.0%           $14,418
                                  =====        =======            =====            =======

               FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


14. RELATED PARTY TRANSACTIONS (Continued)

      Allocable expenses are shared by the Company and its Parent on a basis determined principally by estimates of respective usage as stated in an expense sharing agreement. The agreement is subject to the provisions of the New York Insurance Law. Amounts included in other assets at December 31, 1997 and 1996 are $4,702,000 and $4,205,000, respectively, for unsettled expense allocations due from the Parent.

      The Company ceded premiums of $21,216,000, $19,890,000 and $13,061,000 to
Tokio Marine for the years ended December 31, 1997, 1996 and 1995, respectively. The amounts included in prepaid reinsurance premiums at December 31, 1997 and 1996 for reinsurance ceded to Tokio Marine were $53,603,000 and $44,634,000, respectively. Reinsurance recoverable on unpaid losses ceded to Tokio Marine was $613,000 and $477,000 at December 31, 1997 and 1996, respectively.

      The Company ceded premiums of $16,890,000, $15,409,000 and $7,522,000 on a quota share basis to affiliates of U S WEST for the years ended December 31, 1997, 1996 and 1995, respectively, of which $351,000, $372,000 and $629,000, respectively, were ceded to Commercial Reinsurance Company (Commercial Re). The amounts included in prepaid reinsurance premiums for reinsurance ceded to these affiliates were $51,980,000 and $49,649,000 at December 31, 1997 and 1996,
respectively, of which $5,554,000 and $8,728,000, respectively, were ceded to Commercial Re. The amounts of reinsurance recoverable on unpaid losses ceded to these affiliates at December 31, 1997 and 1996 were $24,195,000 and $23,473,000, respectively, of which $20,335,000 and $19,170,000, respectively, were ceded to Commercial Re. The Commercial Re reinsurance agreement was subject to, and received, the non-disapproval of the State of New York Insurance Department due to its nature as an affiliate transaction. The Company has taken credit for the reinsurance ceded to Commercial Re.

15. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

      The following estimated fair values have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is necessary to interpret the data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amount the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

      Bonds-The carrying amount of bonds represents fair value. The fair value of bonds is based upon quoted market price.

      Short-term investments-The carrying amount is fair value, which approximates cost due to the short maturity of these instruments.

      Cash, receivable for investments sold and payable for investments purchased-The carrying amount approximates fair value because of the short maturity of these instruments.

      Deferred premium revenue, net of prepaid reinsurance premiums-The carrying amount of deferred premium revenue, net of prepaid reinsurance premiums, represents the Company's future premium revenue, net of reinsurance, on policies where the premium was received at the inception of the insurance contract. The fair value of deferred premium revenue, net of prepaid reinsurance premiums, is an estimate of the premiums that would be paid under a reinsurance agreement with a third party to transfer the

               FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


15. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

Company's financial guaranty risk, net of that portion of the premiums retained by the Company to compensate it for originating and servicing the insurance contracts.

      Installment premiums-Consistent with industry practice, there is no carrying amount for installment premiums since the Company will receive premiums on an installment basis over the term of the insurance contract. Similar to deferred premium revenue, the fair value of installment premiums is the estimated present value of the future contractual premium revenues that would be paid under a reinsurance agreement with a third party to transfer the Company's financial guaranty risk, net of that portion of the premium retained by the Company to compensate it for originating and servicing the insurance contract.

      Losses and loss adjustment expenses, net of reinsurance recoverable on unpaid losses-The carrying amount is fair value, which is the present value of the expected cash flows for specifically identified claims and potential losses in the Company's insured portfolio.

                                                December 31, 1997        December 31, 1996
                                             -----------------------   -----------------------
                                              Carrying    Estimated     Carrying     Estimated
                                               Amount     Fair Value     Amount     Fair Value
                                             ----------   ----------   ----------   ----------
                                                                (In thousands)
Assets:
  Bonds ..................................   $1,235,441   $1,235,441   $1,068,677   $1,068,677
  Short-term investments .................      103,926      103,926       39,570       39,570
  Cash ...................................       11,235       11,235       23,646       23,646
  Receivable for securities sold .........       20,535       20,535
Liabilities:
  Deferred premium revenue, net of prepaid
    reinsurance premiums .................      422,073      295,451      359,972      251,980
  Losses and loss adjustment expenses, net
    of reinsurance recoverable on unpaid
    losses ...............................       44,799       44,799       42,204       42,204
  Notes payable ..........................       50,000       50,000
  Payable for investments purchased ......       72,979       72,979       14,142       14,142
Off-balance-sheet instruments:
  Installment premiums ...................                   116,888                   102,988

               FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


16. LIABILITY FOR LOSSES AND LOSS ADJUSTMENT EXPENSES

      The Company's liability for losses and loss adjustment expenses consists of the case basis and general reserves. Activity in the liability for losses and loss adjustment expenses is summarized as follows (in thousands):

                                                      Year Ended December 31,
                                                -----------------------------------
                                                  1997          1996        1995
                                                ---------    ---------    ---------
Balance at January 1 ........................   $  72,079    $ 111,759    $  91,130
Less reinsurance recoverable ................      29,875       61,532       55,491
                                                ---------    ---------    ---------
Net balance at January 1 ....................      42,204       50,227       35,639
Incurred losses and loss adjustment expenses:
  Current year ..............................       5,400        5,300        3,000
  Prior years ...............................       3,756        1,574        3,258
  Related to Merger .........................                                15,400
Paid losses and loss adjustment expenses:
  Current year ..............................      (2,850)
  Prior years ...............................      (3,711)     (14,897)      (7,070)
                                                ---------    ---------    ---------
Net balance December 31 .....................      44,799       42,204       50,227
Plus reinsurance recoverable ................      30,618       29,875       61,532
                                                ---------    ---------    ---------
  Balance at December 31 ....................   $  75,417    $  72,079    $ 111,759
                                                =========    =========    =========

      During 1995, the Company increased its general reserve by $6,258,000, of which $3,000,000 was for originations of new business and $3,258,000 was to reestablish the general reserve for transfers from general reserves to case basis reserves. During 1995, the Company transferred $10,788,000 from its general reserve to case basis reserves associated predominantly with certain residential mortgage and timeshare receivables transactions. Also in December 1995, the Company recognized a one-time increase of $15,400,000 to the general reserve to provide for the insured portfolio it had assumed in the Merger with CGC in a manner consistent with the Company's reserving methodology. Prior to the Merger, CGC did not maintain a general reserve. Giving effect to all the 1995 events, the general reserve totaled $31,798,000 at December 31, 1995.

      During 1996, the Company increased its general reserve by $6,874,000, of which $5,300,000 was for originations of new business and $1,574,000 was to reestablish the general reserve for transfers from general reserves to case basis reserves. During 1996, the Company transferred $9,012,000 from its general reserve to case basis reserves associated predominantly with certain residential mortgage and timeshare receivables transactions. Giving effect to these transfers, the general reserve totaled $29,660,000 at December 31, 1996.

      During 1997, the Company increased its general reserve by $9,156,000, of which $5,400,000 was for originations of new business and $3,756,000 was to reestablish the general reserve for transfers from general reserves to case basis reserves. During 1997, the Company transferred $4,503,000 from its general reserve to case basis reserves associated predominantly with certain residential mortgage transactions. Giving effect to these transfers, the general reserve totaled $34,313,000 at December 31, 1997.

               FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


16. LIABILITY FOR LOSSES AND LOSS ADJUSTMENT EXPENSES (Continued)

      Reserves for losses and loss adjustment expenses are discounted at risk-free rates. The amount of discount taken was approximately $19,779,000, $17,944,000 and $15,276,000 at December 31, 1997, 1996 and 1995, respectively.

17. RECENTLY ISSUED ACCOUNTING STANDARDS

      In February 1997, the Securities and Exchange Commission (SEC) issued Financial Reporting Release No. 48, Disclosure of Accounting Policies for Derivative Financial Instruments and Derivative Commodity Instruments and Disclosure of Quantitative and Qualitative Information about Market Risk Inherent in Derivative Financial Instruments, Other Financial Instruments, and Derivative Commodity Instruments (FRR No. 48).

      FRR No. 48 amends rules and forms for registrants and requires clarification and expansion of existing disclosures for derivative financial instruments, other financial instruments and derivative commodity instruments, as defined therein. The amendments require enhanced disclosure with respect to these derivative instruments in the footnotes to the financial statements. Additionally, the amendments expand existing disclosure requirements to include quantitative and qualitative discussions with respect to market risk inherent in market-risk-sensitive instruments such as equity and fixed-maturity securities, as well as derivative instruments.

      In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. Comprehensive income is defined as the change in stockholders' equity during a period from transactions and other events and circumstances from non-owner sources and includes net income and all changes in stockholders' equity except those resulting from investments by owners and distributions to owners.

      SFAS No. 130 requires that an enterprise (i) classify items of other comprehensive income by their nature in a financial statement and (ii) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position.

      SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required.

      Also in June 1997, the Financial Accounting Standards Board issued SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information. SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual and interim financial statements and requires presentation of a measure of profit or loss, certain specific revenue and expense items and segment assets. It also establishes standards for related disclosures about products and services, geographic areas and major customers, superseding most of SFAS No. 14, Financial Reporting for Segments of a Business Enterprise.

      SFAS No. 131 requires that a public business enterprise report financial and descriptive information about its reportable operating segments. Generally, financial information is required to be reported on the basis that is used internally for evaluating segment performance and deciding how to allocate resources to

               FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


17. RECENTLY ISSUED ACCOUNTING STANDARDS (Continued)

segments. The enterprise must report information about revenues derived, major customers, and countries in which it earns revenues and holds assets, regardless of whether that information is used in making operating decisions. However, SFAS No. 131 does not require an enterprise to report information that is not prepared for internal use if reporting would be impracticable.

      SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997. SFAS No. 131 need not be applied to interim financial statements in the initial year of its application, but comparative information for interim periods in the initial year of application is to be reported in financial statements of the interim periods in the third year of application.

      The Company is in the process of determining the effect of these standards on its financial statements.